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                     SARA LEE CORPORATION AND SUBSIDIARIES
       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES    EXHIBIT 12.1
                          (in millions except ratios)




                                                                     Thirty-Nine Weeks Ended
                                                                   -----------------------------
                                                                   April 1,             April 2,
                                                                     1995                 1994
                                                                   ---------            --------
Fixed charges:

   Interest expense                                                $   178               $   131

   Interest portion of rental expense                                   52                    46
                                                                   -------               -------
   Total fixed charges before capitalized interest                     230                   177

   Capitalized interest                                                 10                    17
                                                                   -------               -------
      Total fixed charges                                          $   240               $   194
                                                                   =======               =======



Earnings available for fixed charges:

   Income before income taxes                                      $   889               $   835

   Less undistributed income in minority owned companies                (7)                   (5)

   Add minority interest in majority-owned subsidiaries                 27                    19

   Add amortization of capitalized interest                             16                    14

   Add fixed charges before capitalized interest                       230                   177
                                                                   -------               -------
      Total earnings available for fixed charges                   $ 1,155               $ 1,040
                                                                   =======               =======
Ratio of earnings to fixed charges                                     4.8                   5.4
                                                                   =======               =======

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